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                                                                    EXHIBIT 10.9

                              NOVATION AGREEMENT
                                      AND
                                GENERAL RELEASE

     This Novation Agreement and General Release ("Agreement") is made and entered into by and between Robert McClain ("McClain") an individual, on the one hand, and Paragon Trade Brands, Inc. ("Paragon"), on the other hand (jointly, McClain and Paragon shall be referred to as the "Parties").

                                   RECITALS

     A. McClain is employed by Paragon as its Executive Vice President of Marketing, pursuant to an Employment Agreement entered into on August 11, 1998. Pursuant to the Employment Agreement, McClain is entitled to participate in Paragon's Confirmation Retention Plan for Top Eight Executives ("Confirmation Retention Plan"), approved by the U. S. Bankruptcy Court on August 7, 1998.

     B. McClain has advised Paragon that he intends to terminate his employment at Paragon, and that he believes he is entitled to full benefits and severance pay under the Employment Agreement and Confirmation Retention Plan. Paragon has advised McClain that it believes he is not entitled to those benefits and severance pay.

     C. The Parties desire to resolve all differences between them, to terminate McClain's employment amicably, and to provide McClain with a portion of the benefits under the Employment Agreement and Confirmation Retention Plan. They intend this Agreement to replace all obligations Paragon may have to McClain under the Employment Agreement and Confirmation Retention Plan.

     NOW, THEREFORE, in consideration of the terms, conditions, and promises set forth herein, it is agreed as follows:


                             TERMS AND SETTLEMENT

     1. Nonadmission of Liability. This Agreement is entered into in compromise of disputed claims. McClain acknowledges that the execution of this Agreement and the agreed-upon consideration hereunder are not and shall not be construed in any way as an admission of wrongdoing or liability on the part of Paragon. The Parties intend by their actions pursuant to this Agreement merely to avoid the expense, delay, and burden of further proceedings and disputes.

     2. Monetary Consideration from Paragon. Paragon shall pay to McClain as Severance Pay, in replacement of any and all Severance Pay that might be due under the Employment Agreement or under the Confirmation Retention Plan, an amount equal to the annual base salary of McClain. This Severance Pay shall be paid in a lump sum promptly upon

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the expiration of the Revocation Period described below, if this Agreement remains unrevoked. Paragon shall deduct applicable tax and other authorized withholdings from the Severance Pay.

     3. Benefits. Pursuant to obligations under COBRA, McClain shall remain eligible to participate in Paragon's health and dental insurance plans for eighteen (18) months following the effective date of this Agreement, unless eligibility is earlier terminated under COBRA regulations. For the first twelve
(12) months of such COBRA eligibility (the "Benefit Period"), Paragon shall pay the premium amounts it pays for other employees, and McClain shall be responsible for paying any amounts paid by employees for coverage under the terms of the benefit plans. If McClain shall fail to pay timely the portion of the premium for which he is responsible Paragon shall be entitled to terminate his coverage for the remainder of the Benefit Period. Further, if McClain becomes eligible for alternative health insurance coverage or dental insurance coverage during the Benefit Period, Paragon's obligations to pay any premiums for him shall cease on the first of the month following his eligibility for other coverage, provided such coverage is relatively equivalent to the benefit coverage provided under the Paragon plans. McClain agrees that he shall promptly notify Paragon if and when he becomes eligible for alternative health insurance coverage or dental insurance coverage.

     4. Release. McClain releases all rights and claims he has, or claims to have, against Paragon arising on or before the execution of this Agreement. This release specifically includes, but is not limited to, all rights and claims that arose or may have arisen in connection with McClain's employment by Paragon or the termination thereof, and any acts or omissions by Paragon during the period of that employment, including, but not limited to, any defamation, libel and slander claims, breach of contract claims, claims of conversion, interference with contractual relationships, fraud, intentional or negligent misrepresentation, discrimination of any kind, retaliation of any kind, tortious interference with business relations or expectancy, negligence, intentional or negligent infliction of emotional distress, claims for wrongful termination in violation of public policy, and claims for breach of covenant of good faith or fair dealing, whether arising under statute or common law. This release also includes, but is not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, and all other federal, state and local statutes and regulations. Further, this release includes, but is not limited to, any claims or rights McClain may have under the Employment Agreement and the Confirmation Retention Plan. This release covers all of McClain's rights against Paragon, as well as its successors, predecessors, officers, directors, trustees, managers, creditors, servants, heirs, agents, employees, representatives, attorneys, and insurers, past or present (collectively, the "Paragon Releasees"). As used herein, the "Paragon Releasees" includes all of Paragon's related or affiliated entities.

     5. Release of Unknown Claims. For the purpose of implementing a full and complete release and discharge of the Paragon Releasees, McClain expressly acknowledges that, except as provided herein, this Agreement is intended to include in its effect, without limitation, all claims that McClain did not know or suspect to exist in his favor at the time of execution hereof, regardless of whether the knowledge of such claims, or the facts upon which they might be based, would materially have affected the settlement of this matter, and that the consideration received from Paragon was also for the release of those claims and contemplates the

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extinguishment of any such claims. McClain acknowledges that he intends and expressly agrees that, except as provided herein, this Agreement shall be effective as a bar to each and every claim, demand and cause of action McClain has against the Paragon Releasees.

     6. Confidentiality. McClain agrees to keep the fact and amount of this settlement and the terms and contents of this Agreement completely confidential, and agrees that he will not publicize or disclose the conditions, terms, or contents of this Agreement in any manner, whether in writing or orally, to any person, directly or indirectly, or by or through any agent, representative, attorney, or any other person unless compelled to do so by law or except as necessary to effectuate the terms of this Agreement. Under no circumstances may McClain state or indicate to persons not authorized herein that he has received any financial payment from Paragon as a part of this settlement. McClain may acknowledge that his employment at Paragon ended amicably. McClain may discuss this Agreement with his attorneys, his financial advisor and accountant as long as he informs each that the terms of this Agreement are confidential and direct that they maintain the same.

     7. No Disparagement. The Parties agree that each will not disparage the character, conduct, or abilities of any of the others with regard to the circumstances surrounding McClain's employment with Paragon or his separation from that employment.

     8. No Filings. McClain represents that he has not filed any action, lawsuit, claim, charge, or complaint against any of the Paragon Releasees with any local, state, or federal agency or court, and covenants that he will not do so at any time hereafter based upon events or omissions occurring prior to the date of execution of this Agreement. In the event that any such agency or court assumes jurisdiction of any lawsuit, claim, charge or complaint, or purports to bring any legal proceedings against the Paragon Releasees on McClain's behalf, he will request that such an agency or court withdraw from and/or dismiss the lawsuit, claim, charge, complaint or any such proceeding with prejudice.

     9. Novation and Continuing Terms. The Parties hereby cancel and rescind the Employment Agreement between McClain and Paragon, except that McClain hereby reaffirms his obligations under Sections 6 "Restrictive Covenant" and 7 "Non-Disclosure of Confidential Information" of the Employment Agreement, and agrees that such obligations are incorporated herein as set forth in full. Likewise, McClain agrees that Section 8 of the Employment Agreement shall continue in effect as though set forth in here in full. McClain specifically disavows and renounces any rights he may have under the Confirmation Retention Plan.

     10. Successors. This Agreement shall be binding upon the Parties, and their heirs, spouses, representatives, executors, administrators, successors, and assigns, and shall inure to the benefit of each and all of the Paragon Releasees, and to their heirs, representatives, executors, administrators, successors, and assigns.

     11. No Costs. Each side shall bear its own attorneys' fees and costs incurred in the negotiation of this Agreement.

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     12.  Full and Independent Knowledge. McClain represents and agrees that he has thoroughly discussed all aspects of this Agreement with his attorney, that he has carefully read and fully understands all the provisions of the Agreement, and that he is voluntarily entering into this Agreement.

     13. No Representations. McClain acknowledges that, except as expressly set forth herein, no representation of any kind or character have been made to him by any of the Paragon Releasees to induce the execution of this Agreement.

     14. Ownership of Claims. McClain represents that he has not transferred or assigned, or purported to transfer or assign, to any person or entity any claim, or any portion thereof or interest therein, related in any way to the Paragon Releasees. McClain further agrees to indemnify and hold harmless the Paragon Releasees against any and all claims based upon, arising out of, or in any way connected with any such actual or purported transfer or assignment.

     15. Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or facsimile transmission, or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed as follows, or to such other address as shall have been designated in writing by the addressee:

     (a)  If to the Company:

          Paragon Trade Brands, Inc.
          Attn:  Corporate Secretary
          180 Technology Parkway
          Norcross, Georgia  30092
          Facsimile:  (770) 300-3959

     (b)  If to Employee:

          Robert McClain
          196 N. Salem Rd
          Cross River, NY  10518

     16.  Miscellaneous.

          a. This Agreement is made and entered into in the State of Georgia and shall in all respects be interpreted, enforced, and governed under the laws of that State. The language of all parts in this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against either party.

          b. Should any provision in this Agreement be declared or determined to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby, and the illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement, and all remaining provisions shall remain valid and enforceable. However, should

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the releases contained in paragraph 4 and 5 of this Agreement be declared unenforceable, in whole or in any part, Paragon shall have the option of rescinding this Agreement. If Paragon elects to rescind this Agreement, McClain shall immediately repay all monies paid to him pursuant to this Agreement.

          c. The Parties may execute this Agreement in one or more counterparts. All counterparts shall be construed together and shall constitute one agreement.

          d. McClain has a period of twenty-one (21) days in which to consider this Agreement, but may sign it in less than twenty-one (21) days at his option.

          e. McClain shall have a period of seven (7) days after he signs this Agreement in which to revoke it (the "Revocation Period"). This Agreement shall not become effective or enforceable until the Revocation Period has expired.

          f. This Agreement sets forth the entire agreement between the Parties and fully supersedes any and all prior agreements and understandings between the Parties pertaining to the subject matter of this Agreement.

                 *          *          *          *          *

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES THE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

                                    PARAGON TRADE BRANDS, INC.

Dated: August 1, 2000               By:  /s/  Michael T. Riordan
                                         --------------------------------

                                         ___________ TITLE:______________



                                    ROBERT McCLAIN, An Individual

Dated: July 18, 2000                By:  /s/  Robert McClain
                                         ---------------------------------
                                              Robert McClain

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